Exhibit 99.1

Press Release	Source: Hagens Berman Sobol Shapiro

Hagens Berman Files Suit Against Trex Company Over Decking Products

Friday January 16, 2:34 pm ET

Customer claims Trex sold defective product yet refuses to cover replacement costs, violating consumer protection laws.

SEATTLE, Jan. 16 /PRNewswire/ — A Washington homeowner filed a proposed class-action lawsuit against Trex Company, Inc. (NYSE: TWP - News) this week, claiming the nation’s largest manufacturer of wood-alternative decking is selling flawed products, and fails to live up to its guarantee when its products fail.

Mark Okano, a Gig Harbor resident, claims his two-year old deck made entirely from Trex product began degrading, cracking and rotting in July 2008, but the company refuses to reimburse him for the costs associated with repairing the deck — specifically the cost of labor to remove the bad boards and install new ones.

Okano claims in his lawsuit that the company touts its product as superior to alternatives and charges high prices for the premium product, but fails customers in honoring warranties when problems arise. He claims his deck is unsafe and unusable as result of the product’s faulty performance.

“Home maintenance and repairs are an expensive reality of homeownership, but when a company fails to meet its product’s promises and refuses to pay for repairs, customers have a right to fight back,” said Steve Berman lead attorney and managing partner at Hagens Berman Sobol Shapiro.

Okano’s case is not the first time Trex attempted to evade responsibilities to customers, the suit contends. In 2000, Trex faced a similar lawsuit that settled with a provision stating Trex would pay for replacement labor costs in addition to new product.

After the first suit, Trex acknowledged the widespread defects in the product and set aside $45 million in reserve to deal with future losses stemming from the claims of customers for replacement materials.

“This is familiar territory to Trex and we intend to recover damages for our client and other frustrated customers nationwide,” said Berman. “Trex has a legal obligation to honor warranties and by not doing so is showing its true colors and failed commitment to customers.”

Okano claims he received no warranty information when he purchased the product. Once he contacted the company to report his problems, Trex sent a limited warranty document claiming ‘Trex shall not be responsible for costs and expenses incurred with respect to the removal of defective Trex products or the installation of replacement materials, including but not limited to labor and freight.’

After submitting his claim to Trex, Okano received a letter more than six weeks later telling him Trex is committed to resolving the identified conditions. Trex promised to ship 113 boards to his home without any offer to help with labor costs.

In return for the new product, Trex asked Okano to sign a release freeing the company from further liabilities, losses or claims relating to the affected Trex materials or its replacement. It also asked that he keep the settlement confidential and refrain from making any negative or disparaging remarks to third parties.

According to court documents, Okano refused to sign the agreement and rejected the offer for replacement materials.

The lawsuit claims Trex’s warranty documents violate the federal Magnuson-Moss Warranty Act.

The lawsuit seeks to represent consumers nationwide who either purchased or obtained Trex decking material that exhibits defects including peeling, rot, splintering, checks, cracks, decomposition, flaking, bowing, expanding, swelling and more. The proposed class period ranges from Aug. 1, 2004 until present.

The lawsuit names several counts against Trex in addition to the violation of the Magnuson-Moss Warranty Act, including violations of state sales and consumer protection statutes. The suit seeks reform of Trex’s warranty documents, awards for damages under state sales, warranty, consumer protection laws, trebling of damages where permitted, and punitive damages.

To learn more about this case or sign up, please visit http://www.hbsslaw.com/trex.

About Hagens Berman Sobol Shapiro

Hagens Berman Sobol Shapiro is based in Seattle with offices in Chicago, Boston, Los Angeles, Phoenix, San Francisco and New York. Since the firm’s founding in 1993, it has developed a nationally recognized practice in class action and complex litigation. Among recent successes, HBSS has negotiated a pending $300 million settlement as lead counsel in the DRAM memory antitrust litigation; a $340 million recovery on behalf of Enron employees which is awaiting distribution; a $150 million settlement involving charges of illegally inflated charges for the drug Lupron, and served as co-counsel on the Visa/Mastercard litigation which resulted in a $3 billion settlement, the largest anti-trust settlement to date. HBSS also served as counsel in a $850 million settlement in the Washington Public Power Supply litigation and represented Washington and 12 other states in lawsuits against the tobacco industry that resulted in the largest settlement in the history of litigation. For a complete listing of HBSS cases, visit http://www.hbsslaw.com.

CONTACTS:

Steve Berman (206) 623-7292

Hagens Berman Sobol Shapiro

Steve@hbsslaw.com

Mark Firmani (206) 443-9357

Firmani + Associates Inc.

Mark@firmani.com

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